EXHIBIT 99.1

                  Immediate
                  Patrick T. Farrell
                  314/877-7095

              RALCORP HOLDINGS, INC., THIRD QUARTER 1996 EARNINGS

St. Louis, MO, August 1, 1996 . . . Ralcorp Holdings, Inc., today reported sales of $230.1 million and a net loss of $3.6 million for the quarter ended June 30, 1996 -- excluding a one-time charge against earnings -- compared to sales of $231.5 million and net earnings of $5.1 million for the third quarter last year. For the nine months, the Company recorded sales of $802.8 million and net earnings of $32.3 million -- again excluding the one-time charge -- compared to sales of $768.2 million and net earnings of $44.1 million for the same period last year.

The Company recorded a net loss of $.11 per share for this year's third quarter and net earnings of $.98 per share for the nine months, excluding the charge, compared to $.15 per share and $1.31 per share for the same quarter and nine months last year. The amount of the one-time charge is $20.7 million ($12.7 million or $.39 per share after tax), and its inclusion in operating results increases the third quarter net loss to $16.3 million or $.50 per share. The after-tax charge reduces net earnings for the nine months to $19.6 million or $.59 per share.

The one-time charge covers expenses related to a restructuring of the Company's ready-to-eat cereal subsidiary. The Company announced the restructuring plan in June of this year in response to the recent and dramatic changes in the pricing structure of the cereal category, changes which are negatively impacting the profitability of the Company's cereal business. The restructuring effort includes the elimination of a combined 290 jobs at the Company's St. Louis headquarters and its cereal manufacturing facility in Battle Creek, MI, as well as the partial closing of the Battle Creek plant. It is anticipated that the restructuring plan could remove approximately $25 million annually from the cost structure of the Company's cereal business beginning in fiscal 1997. Realizing these cost savings will depend on the Company's ability to consolidate much of its branded cereal production into its Cincinnati manufacturing facility.

                       Business Segment Information
                       ----------------------------

                                         Three Months Ended June 30
                                         --------------------------

                                      Sales                Operating Profit
                              ----------------------    -----------------------

                                 1996         1995         1996         1995
                              ---------    ---------    ---------     ---------

Consumer Foods                $   212.5    $   214.1    $     8.3*    $    22.1

Resort Operations                  17.6         17.4         (6.3)         (5.2)
                              ---------    ---------    ---------     ---------

  Total                       $   230.1    $   231.5    $     2.0     $    16.9
                              =========    =========    =========     =========


                                        Nine Months Ended June 30
                                        -------------------------

                                      Sales                Operating Profit
                              ----------------------    -----------------------

                                1996         1995         1996          1995
                              ---------    ---------    ---------     ---------

Consumer Foods                $   681.3    $   654.0    $    45.3*    $    73.7

Resort Operations                 121.5        114.2         31.9          25.8
                              ---------    ---------    ---------     ---------

  Total                       $   802.8    $   768.2    $    77.2     $    99.5
                              =========    =========    =========     =========


* Excluded from the three and nine month periods ended June 30, 1996 is a $20.7 million pre-tax charge related to the restructuring of the Company's cereal subsidiary.


Consumer Foods
- --------------
Consumer Foods sales were down less than one percent for the quarter and up 4.2 percent for the nine months on significantly improved branded snack and private label cracker volume, offset in the quarter and partially offset year to date by volume reductions in both private label and branded cereal. Baby food sales were up only slightly in the quarter on a small volume increase, and up significantly for the nine months on strong volume growth.

Private label cereal recorded its second straight quarter of reduced volume, down sharply in the third quarter and down slightly for the nine months. The volume shortfall is being driven by the recent reductions in branded cereal pricing and heavy promotional spending by competitors, which has narrowed the price gap between private label cereals and their branded counterparts. This negative trend is expected to continue in the Company's fourth quarter, although the restructuring efforts in the cereal business are expected to help the Company respond to private label pricing concerns in future periods. Branded cereal volume was down significantly for the quarter and nine months, primarily the result of the continued decline in a number of fractional share brands. The branded snack business continues its strong growth following the restage of the CHEX MIX product last year, with volume up more than 50 percent for the quarter and 70 percent for the nine months.

Consumer Foods operating profit, excluding the charge, was down $13.8 million in the quarter due exclusively to cereal related issues such as higher costs for advertising and promotion, commodities, distribution and lower overall volume. For the nine months, operating profit was down $28.4 million due primarily to higher advertising and promotion and commodities costs in cereal, offset slightly by gains in baby food and crackers and cookies. Substantially all of the quarterly increase in advertising and promotion spending and more than one-third of the increase year to date went to defend the Company's private label cereal franchise. The combination of higher levels of competitive trade spending earlier in the year and the price reduction programs announced in April and June by several branded cereal competitors, has curtailed sales of the Company's private label cereal products. The increases in domestic baby food volume, which have driven that subsidiary's operating profit gains in the nine months, have slowed due to an increase in competitive activity late in the third quarter and continuing early in the fourth quarter.

Resort Operations
- -----------------
Ralston Resorts third quarter sales of $17.6 million were virtually flat with the same quarter last year. The resorts recorded an operating loss of $6.3 million for the quarter, which was $1.1 million unfavorable to the same period last year on lower overall skier visits partially offset by improved pricing. Ralston Resorts closed its last ski operation for the season following the July 4th holiday, one month earlier than last year's record closing date, due to warm spring weather. The warmer weather also resulted in a quarterly reduction in skier visits of approximately 13 percent. For the nine months, the Company's resorts benefited from a five percent increase in skier visits, pushing the full season total to 2.7 million skier visits. Operating profit improved for the nine months to $31.9 million, or a 24 percent improvement for the period.

Historically, more than the entire year's operating profit at the Company's resorts are earned during the second fiscal quarter, which includes the key winter ski months. The third and fourth quarters generally record losses.

See the attached schedule and notes for additional information on the quarters and nine months for both years.


EDITOR'S NOTE: On July 23, 1996, Ralcorp Holdings announced that it has reached a definitive agreement to sell its Ralston Resorts ski subsidiary to Vail Resorts, Inc., for a combination of stock and assumed debt valued in excess of $310 million. The completion of the transaction is subject to various government approvals and is expected to close during the fall of 1996.


                          RALCORP HOLDINGS, INC.
                    CONSOLIDATED STATEMENT OF EARNINGS
                    (in millions except per share data)

                                  Three Months Ended         Nine Months Ended
                                       June 30,                   June 30,
                                    1996       1995          1996         1995
                                  --------   --------      --------     --------

Net Sales                         $  230.1   $  231.5      $  802.8     $  768.2
                                  --------   --------      --------     --------

Costs and Expenses
Cost of products sold                126.6      126.1         408.3        393.4
Selling, general and
administrative                        44.6       37.3         132.5        120.2
Advertising and promotion             58.1       52.8         189.2        161.1
Interest expense                       6.8        7.0          20.2         21.2
Restructuring charge                  20.7                     20.7
                                  --------   --------      --------     --------
                                     256.8      223.2         770.9        695.9
                                  --------   --------      --------     --------
Earnings (Loss) before
Income Taxes                         (26.7)       8.3          31.9         72.3
Income Taxes                         (10.4)       3.2          12.3         28.2
                                  --------   --------      --------     --------

Net Earnings (Loss)               $  (16.3)  $    5.1      $   19.6     $   44.1
                                  ========   ========      ========     ========

Earnings (Loss) per
Common Share                      $   (.50)  $    .15      $    .59     $   1.31
                                  ========   ========      ========     ========

Average Shares Outstanding            32.9       33.4          33.0         33.6

See accompanying notes.

Notes:

1. During the quarter ended June 30, 1996, the Company recorded a pre-tax charge of $20.7 million ($12.7 million after taxes or $.39 per common share) to recognize the costs related to the restructuring of its
     ready-to-eat   cereal  subsidiary,   Ralston  Foods.  As  a  result  of
     this restructuring plan, approximately 100 positions have been eliminated from the Ralston Foods subsidiary and corporate support groups, primarily at the Company's headquarters in St. Louis, MO. In addition, the restructuring plan includes the partial closing of the Ralston Foods production facility in Battle Creek, MI, thereby reducing excess production capacity in the Ralston Foods system and eliminating approximately 190 jobs from the production and administrative staffs at that facility. Company management currently anticipates that all restructuring activities will be completed by the end of the Company's current fiscal year.

2. The average shares outstanding used to compute earnings (loss) per common share for the quarter and nine month periods ended June 30, 1996 and 1995 are based on the average number of shares of Ralcorp Stock outstanding for the periods then ended. Earnings (Loss) per common share is computed independently for all periods presented, therefore, the sum of earnings
     (loss) per common share amounts for the quarters may not total the year-to-date.

3. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.